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                                                              EXHIBIT 4

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35 -                )

Filings Under the Public Utility Holding Company Act of 1935
("Act")

_______________, 1997

                  Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.
                  Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __________, 1997 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.


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Southwestern Electric Power Company, et al. (File No. 70-5741)
                  Southwestern Electric Power Company ("SWEPCO"), a Delaware corporation, Public Service Company of Oklahoma ("PSO"), an Oklahoma corporation, and Central Power and Light Company ("CPL" and, collectively with SWEPCO and PSO, the "Applicants"), a Texas corporation, all wholly-owned electric utility subsidiaries of Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company under the Act, have filed a post-effective amendment to the Form U-1 Application-Declaration in File No. 70-5741 under sections 6(a), 7, 9(a) and 10 of the Act for the purposes expressed herein.
                  Pursuant to orders (the "1976 Orders") of the Commission dated April 6, 1976 and April 9, 1976 (HCAR Nos. 19468 and 19643), SWEPCO was authorized to acquire, finance, construct and operate a unit train repair facility (the "Repair Facility") near Alliance, Nebraska. The Repair Facility is used for the maintenance and repair of railroad cars for the transportation of coal to SWEPCO's coal-fired electricity generation plants. The order dated April 9, 1976 stated that no rail transportation services using the subject cars shall be provided by SWEPCO for any associated company except pursuant to a further order of the Commission.
                  Pursuant to an order (the "1979 Order") of the Commission dated February 22, 1979, SWEPCO and PSO were authorized to enter into a Rail Car Maintenance Facility Agreement (the "Facility Agreement"), which provides for PSO's participation in the cost and use of the Repair Facility. The Facility Agreement provides for: (1) the payment by each company


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of the direct labor and materials costs of maintaining its rail cars; (2) the sharing of indirect costs according to the ratio of each company's direct labor costs to total direct labor costs; (3) the sharing of costs of improvements to the Repair Facility according to the companies' agreement; (4) PSO having an option to purchase a portion of the Repair Facility when SWEPCO obtains legal title to the Repair Facility; and (5) SWEPCO retaining all tax benefits of its equitable ownership of the Repair Facility and PSO receiving a share of such tax benefits based on a weighted average cost ratio for each fiscal year.
                  CPL proposes to participate with SWEPCO and PSO in the costs and use of the Repair Facility on the same basis as PSO pursuant to a revised Facility Agreement. Such revised Facility Agreement will contain the same terms as the present Facility Agreement, except that it will provide for CPL's participation on the same basis as PSO.




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